Exhibit 10.2

AMENDMENT TO LETTER AGREEMENT

September 12, 2008

Reference is made to the Letter Agreement dated October 31, 2005 between Veeco Instruments Inc. and Robert P. Oates (the “Letter Agreement”).

In connection with the designation of Mr. Oates as an eligible employee under Veeco’s Senior Executive Change in Control Policy, in the form presented and effective on the date hereof, the parties agree as follows:

The Letter Agreement is hereby amended by deleting the definition of “Good Reason” and substituting therefor the following:

“Good Reason” shall mean (a) a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally, (b) a material reduction in the total benefits available to you under cash incentive, stock incentive and other employee benefit plans, other than as part of a reduction in incentives or benefits  affecting similarly situated employees, generally, or (c) the relocation of your primary place of work by more than 50 miles (it being understood that your decision not to relocate would not be a basis for Termination for Cause).

Veeco Instruments Inc.

By:	/s/ Authorized Signatory	/s/ Robert P. Oates
Name:		Robert P. Oates
Title: